Exhibit 10.19

Important Notice:

Dear Customer, to protect your rights and interests, please read this entire contract carefully before signing, especially the bolded clauses. If you have any questions, please promptly request clarification from our bank. If you still have doubts or uncertainties, please consult your lawyer or relevant professionals.

Credit Agreement

(Applicable for working capital loans that do not require a separate loan contract)

Contract Number: 121XY240625T000133

Creditor: China Merchants Bank Co., Ltd. Shanghai Branch (hereinafter referred to as Party A)

Credit Applicant: Shanghai Supreme Technology Co., Ltd. (hereinafter referred to as Party B)

Upon Party B’s application, Party A agrees to provide a credit limit for Party B’s use. Party A and Party B have reached an agreement on the following terms through full consultation in accordance with relevant laws:

1.	Credit Limit

1.1 Under this agreement, Party A provides Party B with a credit limit of RMB (in words) Two Million Nine Hundred and Eighty Thousand Yuan. Party B can apply for specific business in other currencies within the credit limit (the exchange rate will be calculated based on the foreign exchange quotation announced by Party A at the time the specific business occurs).

If Party A (or its subordinate institutions) and Party B have an existing agreement numbered / for specific business under (please fill in the name of the agreement text), the unpaid balance will automatically fall under this agreement and directly utilize the credit limit under this agreement.

1.2 The credit period is 12 months, from June 28, 2024, to June 27, 2025. If Party B needs to use the credit limit for specific credit business, it must submit a limit usage application to Party A within this period. Party A will not accept limit usage applications from Party B that exceed the expiration date of the credit period, unless otherwise stipulated in this agreement.

1.3 The credit business types under the credit limit include but are not limited to loans/order loans, trade financing, bill discounting, commercial acceptance bills, international/domestic guarantees, customs tax payment guarantees, overdrafts on corporate accounts, derivative transactions, gold leasing, and other one or more types of credit business.

“Trade financing” includes but is not limited to international/domestic letters of credit, import advances, delivery guarantees, import collection advances, packaged loans, export advances, export negotiation, export collection advances, import/export remittance financing, credit insurance financing, factoring, and bill acceptance.

1.4 The revolving limit refers to the maximum cumulative balance of the aforementioned one or more types of credit business that Party A provides Party B for continuous and revolving use during the credit period.

The one-time limit refers to the total amount of various credit businesses that Party A provides to Party B during the credit period, which shall not exceed the one-time credit limit amount approved by Party A. Party B may not reuse the one-time credit limit. The amounts of multiple credit businesses applied for by Party B will correspond to the one-time credit limit amount until fully utilized.

2.	Arrangement for Utilizing the Credit Limit

2.1 During the credit period, all specific credit businesses approved by Party A based on Party B’s application will automatically be included in this agreement and occupy the credit limit under this agreement.

2.2 If Party A handles factoring business with Party B as the payer, then the receivables that Party A acquires from third parties against Party B, or the rights enjoyed based on debt certificates/unconditional payment commitments issued by Party B, will occupy the above-mentioned credit limit. If Party B applies to Party A for factoring business where Party B is the payee (receivable creditor/debt certificate or payment commitment creditor), then the payment made by Party A from its own funds or other legitimate sources to Party B for purchasing the receivables or rights of the creditor under the debt certificates or payment commitments will occupy the above-mentioned credit limit.

2.3 If Party A, according to its internal procedures, instructs other branches of China Merchants Bank to issue a letter of credit to the beneficiary after opening the letter of credit, the opening of the letter and any related discounting and delivery guarantee business will occupy the above-mentioned credit limit. When conducting import letter of credit business, if import discounting subsequently occurs under the same letter of credit, the import letter of credit and import discounting will occupy the same limit in different stages. Specifically, when import discounting occurs, the limit restored after the letter of credit is paid externally can be used for import discounting, which is considered occupying the same limit as the original import letter of credit.

2.4 If Party B applies to Party A for a letter of guarantee with another third party as the guarantor, this business will occupy the above-mentioned credit limit. Party B also confirms that it will bear the primary repayment responsibility for the principal balance and interest, penalty interest, compound interest, default penalties, and late performance fees resulting from Party A fulfilling its payment obligation under that letter of guarantee.

3.	Approval and Use of the Credit Limit

3.1 The type of credit limit under this agreement (revolving limit or one-time limit), applicable credit business types, specific credit limit amounts corresponding to each type of credit business, whether the credit limits among different types of credit business can be adjusted, and specific usage conditions shall be subject to the contents approved by Party A. If Party A adjusts the original approval based on Party B’s application during the credit period, the subsequent approval from Party A will constitute a supplement and change to the original approval, and so on.

3.2 Party B must apply for the credit limit on a case-by-case basis and submit materials required by Party A. Each application must be approved by Party A. Party A has the right to consider its internal management requirements and Party B’s operating conditions comprehensively in deciding whether to approve the application. Party A can unilaterally reject Party B’s usage application without bearing any form of legal responsibility to Party B. If this clause is inconsistent with other relevant agreements in this agreement, this clause shall prevail.

3.3 When Party A agrees to conduct specific credit business after approval, the specific business documents signed by Party A and Party B (including but not limited to single agreements/applications, framework agreements, or specific business contracts, etc.) will constitute an inseparable part of the “Credit Agreement.” Each loan or other credit business’s specific amount, interest rate, term, usage, and fees will be determined by the specific business documents, business certificates confirmed by Party A (including but not limited to withdrawal applications, loan notes, etc.), and business records in Party A’s system. Unless otherwise stipulated in the specific business documents or confirmed business certificates regarding the interest rate, the interest rate under this agreement will be calculated using simple interest.

For Party B’s application for working capital loans within the credit limit, both parties do not need to sign a separate “Loan Contract.” Party B will submit withdrawal applications case by case, and Party A will approve them case by case.

3.4 Party A has the right to adjust the benchmark interest rates or pricing methods for loans/other credits under this agreement periodically or irregularly based on changes in relevant national policies, domestic and international market conditions, or its credit policies. Such adjustments will take effect after Party A notifies Party B (notification methods include announcements at Party A’s outlets or on the China Merchants Bank official website, or sending notifications to any contact address/method reserved by Party B in this agreement). If Party B does not accept the adjustments, it can repay in advance; otherwise, it will be deemed to accept and execute according to the notification. If this clause is inconsistent with other relevant agreements in this agreement, this clause shall prevail.

3.5 Each loan or other credit under the credit limit shall be specifically determined for the usage period based on Party B’s operational needs and Party A’s business management regulations. The expiration date of each specific business may be later than the expiration date of the credit period (unless otherwise required by Party A).

3.6 During the credit period, Party A has the right to periodically assess Party B’s business and financial conditions annually and adjust the credit limit available to Party B based on the evaluation results.

4.	Interest Rate Terms for Working Capital Loans

4.1 The interest rate for any loan under this agreement shall be determined by Party B in the corresponding withdrawal application and confirmed upon approval by Party A. If there is any inconsistency between the withdrawal application and the loan note (if any) or Party A’s system records, the loan note (if any) or Party A’s system records shall prevail.

4.2 If Party B does not use the loan according to the provisions of this agreement, for the portion not used for the agreed purpose, a penalty interest of 100% will be charged from the date of changing the purpose, based on the original interest rate. The original interest rate refers to the rate applicable before the change of purpose. If Party B fails to repay the loan on time, for the unpaid portion, overdue interest (penalty interest) will be charged at a rate of 50% (overdue loan interest rate) from the date of default, based on the original interest rate. The original interest rate refers to the rate applicable before the loan’s expiration date (including any early expiration date). If both overdue and misuse of the loan occur simultaneously, the higher interest rate will apply.

4.3 During the loan period, if the People’s Bank of China adjusts the loan interest rate, it will be implemented according to the relevant regulations of the People’s Bank of China.

4.4 If the loan expiration date falls on a public holiday, the loan will automatically extend to the first working day following the holiday, and interest will be calculated based on the actual days the loan is utilized.

4.5 Party B must pay interest on each interest settlement date. Party A can directly deduct the payable interest from any account of Party B at China Merchants Bank. If the final repayment date of the loan principal is not an interest settlement date, that date will be treated as the payment date, and the borrower must pay all interest payable corresponding to the principal of the loan on that date. If Party B fails to pay interest on time, interest on the unpaid interest (including penalty interest) will be calculated with compound interest at the overdue loan interest rate specified in this section.

5.	Guarantee Terms

5.1 For all debts owed by Party B to Party A under this agreement, Party B or a third party recognized by Party A must provide property collateral or joint guarantees. Party B or the guarantor must issue or sign a separate guarantee document as required by Party A.

5.2 If the guarantor fails to sign the guarantee document and complete the guarantee procedures as stipulated in this section (including if the debtor of the receivables pledges raises defenses against the receivables), Party A has the right to refuse to provide credit to Party B.

5.3 If the mortgagor provides real estate mortgage guarantees for all debts owed by Party B to Party A under this agreement, and Party B is aware that the mortgaged property has been or may be included in government demolition or expropriation plans, Party B must immediately notify Party A and urge the mortgagor to continue providing guarantees for Party B’s debts based on the compensation provided by the demolition party as per the mortgage contract and to timely complete the relevant guarantee procedures or provide other guarantees recognized by Party A as required.

6. Rights and Obligations of Party B

6.1 Party B enjoys the following rights:

6.1.1 The right to request Party A to provide loans or other credit within the credit limit under the conditions stipulated in this agreement;

6.1.2 The right to use the credit limit as stipulated in this agreement;

6.1.3 The right to request Party A to keep confidential information regarding Party B’s production, operation, property, accounts, etc., unless otherwise specified in this agreement;

6.1.4 The right to transfer debts to third parties with written consent from Party A.

6.2 Party B assumes the following obligations:

6.2.1 To truthfully provide the documents and materials required by Party A (including but not limited to providing true financial accounts/reports and annual financial reports as required by Party A, major decisions and changes in production, operation, management, withdrawal/use materials, materials related to collateral, etc.), and information regarding all bank accounts, account numbers, and deposit and loan balances, and to cooperate with Party A’s investigations, reviews, and inspections;

6.2.2 To accept Party A’s supervision over its use of credit funds and related production, operational, and financial activities;

6.2.3 To use the loans and/or other credits in accordance with the agreements in this agreement and each specific business document and/or for the promised purposes;

6.2.4 To repay the principal, interest, and fees of the loan, advances, and other credit debts on time and in full as stipulated in this agreement and each specific business document;

6.2.5 To obtain written consent from Party A for any transfer of all or part of the debts under this agreement to third parties;

6.2.6 If Party B experiences any of the following situations, it must immediately notify Party A and actively cooperate with Party A to ensure the safe repayment of the principal, interest, and all related fees for loans, advances, and other credit debts under this agreement:

6.2.6.1 Significant financial losses, asset losses, or other financial crises occur;

6.2.6.2 Loans are provided or guarantees are offered for the benefit of third parties or to protect third parties from losses, or collateral is provided using its own property (rights);

6.2.6.3 Suspension of business operations, revocation or cancellation of business licenses, application for or being subject to bankruptcy, dissolution, or changes in important corporate information such as company name, registered address, business location, or beneficial ownership; or changes in the controlling shareholder or actual controller of the borrower;

6.2.6.4 Significant crises occur in the operations or finances of its controlling shareholder, other affiliated companies, or actual controllers that impact normal operations, or changes occur among legal representatives, key personnel, directors, or important senior management, or if the legal representative is punished/limited in personal freedom by competent authorities due to illegal or disciplinary matters or goes missing for more than 7 days, which may impact normal operations;

6.2.6.5 Related transactions with its controlling shareholders, other affiliated companies, or actual controllers reach 10% or more of Party B’s net assets (Party B’s notification should cover at least the related party relationships, transaction projects and nature, transaction amounts or corresponding proportions, pricing policies (including transactions with no amounts or only symbolic amounts), etc.);

6.2.6.6 Any litigation, arbitration, or criminal or administrative penalties that have significant adverse effects on its operations or financial status occur;

6.2.6.7 Party B or its actual controller engages in significant high-interest private lending; or has bad records such as rollover loans, overdue payments, or interest arrears with other financial institutions; or if Party B’s affiliated enterprises experience internal cash flow disruptions, resulting in a debt crisis; or if Party B, its important stakeholders, or subsidiaries are at risk of money laundering, terrorist financing, or sanctions violations, or if major investment mistakes occur that cause project suspensions or delays;

6.2.6.8 Other significant matters that may affect the debt repayment ability of Party B and/or its controlling shareholder or actual controller occur.

6.2.7 Not to neglect the management and recovery of its overdue debts or dispose of existing major assets in an unpaid or inappropriate manner;

6.2.8 Before conducting significant matters such as mergers, splits, restructurings, joint ventures, capital transfers, shareholding reform, external investments, or increasing debt financing, Party B must first obtain written consent from Party A;

6.2.9 In the case of accounts receivable pledges, Party B guarantees that at any point during the credit period, the credit balance will be less than 70% of the pledged accounts receivable balance; otherwise, Party B must provide new accounts receivable recognized by Party A for pledge or deposit a margin (the margin account will be automatically generated or recorded by Party A’s system upon margin deposit, the same applies hereafter), until the pledged accounts receivable balance × 70% + effective margin > credit balance;

6.2.10 In the case where Party B (or another third party) provides margins, certificates of deposit, notes, etc., if the value of the pledged collateral falls below 105% of the specific business amount due to exchange rate fluctuations, Party B is obliged to provide an additional margin as required by Party A.

If the currency of the credit limit is inconsistent with that of the specific business, before the specific business is settled, if the specific business amount, converted into the credit limit currency based on the latest exchange rate published by Party A, exceeds the amount converted at the time of the actual occurrence of that business, Party B is obliged to provide additional margin or other guarantee conditions as required by Party A.

6.2.11 Guarantee that the sales proceeds from imports are returned to the account designated by Party A; in the case of export negotiation, transfer the bills and/or documents under the letter of credit to Party A;

6.2.12 Party B guarantees that settlement, payment, and other income and expenditure activities will primarily take place in the bank settlement account opened with Party A, and during the credit period, the proportion of settlement transactions in the designated account must be no less than the proportion of Party B’s financing amount with Party A relative to its total financing amount with all banks.

7.	Rights and Obligations of Party A

7.1 Rights of Party A:

7.1.1 Party A has the right to require Party B to repay in full and on time the principal, interest, and fees of loans, advances, and other credit debts under this agreement and specific contracts.

7.1.2 Party A has the right to request documents from Party B related to the use of the credit limit.

7.1.3 Party A has the right to understand Party B’s production, operations, and financial activities.

7.1.4 Party A has the right to supervise Party B’s use of loans and/or other credit as stipulated in this agreement and specific business texts. Party A may unilaterally suspend or restrict Party B’s corporate online banking/APP/other online functions (including but not limited to closing corporate online banking/APP/other online functions, preset payment object lists, single payment limits, stage payment limits, etc.) and other electronic payment channels, restrict the sale of settlement vouchers, or restrict counter payment and transfers from Party B’s accounts, as well as payments and currency exchange functions via telephone banking, mobile banking, and other non-counter channels.

7.1.5 Party A has the right to, based on its internal process needs, after accepting Party B’s application for opening a letter of credit, entrust other branches of China Merchants Bank in the beneficiary’s location to issue the letter of credit to the beneficiary.

7.1.6 Party A has the right to directly deduct funds from any account Party B holds with any branch of China Merchants Bank to repay debts under this agreement and specific business texts. When the debt is non-RMB, Party A has the right to purchase foreign currency or conduct foreign exchange transactions from any of Party B’s accounts at the exchange rate published by Party A at the time of deduction to repay the principal, interest, and fees of the credit.

7.1.7 Party A has the right to transfer its claim against Party B and has the right to notify Party B of the transfer in a manner it deems appropriate, including but not limited to fax, mail, personal delivery, or public announcement, and may collect the debt from Party B.

7.1.8 Party A has the right to supervise Party B’s accounts and to authorize other institutions of China Merchants Bank to supervise Party B’s accounts, and to control loan fund payments in accordance with the agreed loan purposes and payment scope.

7.1.9 If Party A finds that Party B is involved in any situation stipulated in Article 6.2.6 of this agreement, Party A has the right to require Party B to implement security measures for the safe repayment of the principal, interest, and all related fees under this agreement, as required by Party A. Party A also has the right to take one or more default remedies as stipulated in the “Default Event and Treatment” clause of this agreement.

7.1.10 Party A has the right to report any newly added hidden local government debt of Party B to the regulator.

7.1.11 Other rights stipulated in this agreement.

7.2 Obligations of Party A:

7.2.1 In accordance with the conditions stipulated in this agreement and each specific contract, provide loans or other credit to Party B within the credit limit.

7.2.2 Party A shall keep Party B’s asset, financial, production, and operational information confidential unless otherwise stipulated by laws and regulations, required by regulatory agencies, or when provided to Party A’s superior or subsidiary institutions or external auditors, accountants, or lawyers with equal confidentiality obligations.

8. Party B’s Special Commitments

8.1 Party B is a legally established and existing entity under Chinese law with legal person status. Its registration and annual report publicity procedures are true, legal, and valid, and it has sufficient civil capacity to sign and perform this agreement.

8.2 The signing and performance of this agreement have been fully authorized by the board of directors or any other competent authority.

8.3 Documents, materials, certificates, etc., provided by Party B regarding Party B, the guarantor, the mortgagor (pledgee), the mortgage (pledge) are true, accurate, complete, and valid, without major errors or omission of any significant facts.

8.4 Party B shall strictly comply with the provisions of each specific business text and various letters and related documents issued to Party A.

8.5 At the time of signing this agreement, there are no lawsuits, arbitrations, or criminal or administrative penalties that may have a major adverse impact on Party B or Party B’s main assets, nor will such lawsuits, arbitrations, or penalties occur during the performance of this agreement. If such situations occur, Party B shall immediately notify Party A.

8.6 Party B shall strictly abide by the relevant national laws and regulations in its business activities, strictly conduct its business within the business scope stipulated in its business license or legally determined, and timely complete the enterprise (legal person) registration, annual report, and business term extension procedures.

8.7 Party B shall maintain or improve its current level of operational management, ensure the preservation and appreciation of current assets, not forfeit any matured claims, nor dispose of current main assets in an inappropriate manner, such as gratuitously or otherwise.

8.8 Without Party A’s permission, Party B shall not repay any other long-term debts in advance.

8.9 Party B’s statements and guarantees regarding the management of Environmental, Social, and Governance (ESG) risks:

Environmental, Social, and Governance (ESG) risks refer to major risks related to environmental, social, and governance factors that Party B and its affiliates, main contractors, and suppliers may encounter during construction, production, and operational activities, including issues related to ecological protection, environmental pollution, climate change, biodiversity, water resource use, safe production, occupational health, gender equality, employee rights, land acquisition, demolition, and resettlement. Regarding the management of ESG risks, Party B declares and guarantees as follows:

8.9.1 Establish and improve internal management systems for ESG risks to ensure compliance with legal and regulatory requirements and to ensure effective execution.

8.9.2 All actions and performances related to ESG risks are compliant, and there are no major lawsuits, arbitration cases, or other legal proceedings related to ESG risks.

8.9.3 Establish and improve emergency mechanisms and measures for unexpected ESG risk events, assign a dedicated department and/or designated personnel to manage ESG risk matters, and detail the responsibilities, obligations, and penalties of relevant personnel in internal regulations. In response to strong public or other stakeholder criticisms regarding Party B’s management of ESG risks, ensure appropriate responses or take other necessary actions.

8.9.4 Urge its affiliates, main contractors, and suppliers to enhance management to prevent the transmission of ESG risks to Party B.

8.9.5 Submit ESG risk reports as required by Party A, cooperate with Party A or its designated third parties in evaluating and inspecting ESG risks, and timely inform Party A of the status of ESG risk management, including but not limited to various permits, approvals, and authorizations related to ESG risks during the construction, operation, and closure phases; the evaluation and inspection results of ESG risks by regulatory agencies or recognized institutions concerning Party B, its affiliates, main contractors, and suppliers; the status of supporting environmental facilities; pollutant discharge and compliance status; safety and health conditions of Party B’s employees; significant complaints and protests from neighboring communities regarding Party B or its affiliates, main contractors, and suppliers; major claims related to environmental, social, and governance issues; and other significant matters deemed relevant to ESG risks by Party A.

8.9.6 Party B itself must comply with and urge its affiliates, main contractors, and suppliers to comply with relevant laws and regulations concerning ecology, environment, land, health, and safety in the project’s host country or region, adhere to relevant international practices or standards, and ensure that the management of the project is substantially consistent with good international practices.

8.9.7 Fulfill other obligations that Party A deems related to controlling ESG risks.

8.10 Party B guarantees compliance with national regulations regarding hidden local government debts and will not incur any new hidden local government debts in violation of regulations after signing this agreement. Hidden local government debts in this agreement refer to:

8.10.1 Debts recognized as hidden by national financial and audit regulatory agencies;

8.10.2 Debts that, while not yet recognized as hidden by regulatory agencies, rely on fiscal funds for repayment or provide credit support (including guarantees, repurchases, etc.) beyond the statutory government debt limit.

8.11 In its business activities, Party B shall strictly comply with and implement applicable anti-money laundering and sanctions compliance policies and regulations in China and other jurisdictions, refrain from participating in or assisting others in money laundering, terrorist financing, proliferation financing, tax evasion, fraud, or other illegal activities, and adhere to Party A’s anti-money laundering and sanctions compliance system as required. When requested by Party A, Party B shall actively cooperate with Party A in appropriate actions and investigations based on relevant anti-money laundering, anti-terrorist financing, and anti-tax evasion regulations.

8.12 Party B shall not use false contracts or invoices, accounts receivable, etc., with affiliates to conduct transactions such as bill discounting, factoring, pledging, letters of credit, or forfaiting with Party A.

8.13 The loan projects applied for under the credit line comply with legal and regulatory requirements, and the loan shall not be used for fixed assets, equity investments, or illegal speculation in securities, futures, and real estate; it shall not be used for mutual borrowing for illegal income; it shall not be used in fields and purposes prohibited by the state; and it shall not be used for any purposes outside this agreement and each specific business text.

When the borrower adopts a self-payment method for disbursing loan funds, Party B must periodically (at least monthly) report the status of loan fund disbursement to Party A. Party A has the right to verify whether the loan payments conform to the agreed purposes through account analysis, document verification, on-site inspections, and other means.

8.14 At the time of signing and performing this agreement, Party B has not experienced any other major events that could impact its obligations under this agreement.

9. Special Provisions on Working Capital Loans

9.1 Withdrawal and Use of Funds

The methods for Party B to utilize working capital loans under this agreement include self-payment and entrusted payment.

9.1.1 Self-Payment

Self-payment means that after Party A issues the loan funds to Party B’s account based on Party B’s withdrawal application, Party B independently pays its transaction counterparties in accordance with the agreed purposes of the agreement.

9.1.2 Entrusted Payment

Entrusted payment means that Party A, based on Party B’s withdrawal application and payment entrustment, pays the loan funds through Party B’s account to its transaction counterparties in accordance with the agreed purposes of the agreement. For loans using entrusted payment methods, Party B authorizes Party A to pay Party B’s transaction counterparties through Party B’s account on the day of disbursement (or the next business day after disbursement).

9.1.3 In the following circumstances, Party B must unconditionally adopt the entrusted payment method in full:

9.1.3.1 For a single withdrawal exceeding RMB 10 million (inclusive) or its equivalent in foreign currency;

9.1.3.2 If Party A requires Party B to adopt the entrusted payment method based on regulatory requirements or for risk control reasons.

9.1.4 For entrusted payments, external payments after loan disbursement must be approved by Party A, and Party B shall not evade Party A’s supervision by methods such as online banking, reverse checks, or fragmenting payments.

9.2 Withdrawal Application

When withdrawing funds, Party B shall submit a withdrawal application as required by Party A (if submitted offline, it must be stamped with Party B’s official seal or use Party B’s reserved signature with Party A; if submitted online, it must be signed using a digital certificate or other methods recognized by Party A), a loan note (if needed), and any materials required by Party A based on the different requirements for self-payment or entrusted payment. Otherwise, Party A has the right to refuse Party B’s withdrawal application. If there are delays or failures in fund payments due to inaccurate or incomplete payment information provided by Party B, Party A shall not be held responsible for any default by Party B towards its transaction counterparties or any resulting losses.

9.3 Loan Extension

If Party B cannot repay the loan under this agreement on time and needs to apply for an extension, it shall submit a written application to Party A one month before the relevant loan maturity. If Party A agrees to the extension after review, Party A and Party B shall sign a separate extension agreement. If Party A does not agree to the extension, Party B must still repay the utilized loans and accrued interest according to this agreement and the relevant loan note or as recorded in Party A’s system.

10. Events of Default and Handling

10.1 Party B shall be deemed to have defaulted upon occurrence of any of the following:

10.1.1 Failure to perform or breach any obligations under this agreement;

10.1.2 Party B’s representations and warranties regarding special guarantees in this agreement are untrue or incomplete, or Party B violates or fails to perform such special guarantees;

10.1.3 Failure to withdraw or use the loan as agreed in this agreement, or failure to repay the principal, interest, or fees of the loan on time and in full as stipulated, or failure to use funds as required by Party A to return funds to the account, or non-compliance with Party A’s supervision and failure to immediately correct as required by Party A;

10.1.4 Party B has significant default matters under legally valid contracts with other creditors, which have not been resolved within three months from the date of default; or any affiliate of Party B has significant default towards China Merchants Bank or other creditors, which has not been resolved within three months from the date of default, and which Party A judges may adversely affect Party B’s performance (regardless of whether Party B has defaulted under this agreement). Significant default matters refer to Party B’s default resulting in its creditors having the right to claim amounts reaching RMB 1 million or more.

10.1.5 If Party B is a company listed on the New Third Board or intends to apply for listing, if there are significant obstacles or halts to Party B’s New Third Board listing; if Party B receives more than three disciplinary regulatory measures from the New Third Board market, such as warning letters, orders for correction, or restrictions on securities account transactions, or if Party B is subject to disciplinary action or delisting;

10.1.6 If Party B is a supplier to a government procurement unit, if the government procurement unit shows risk information unfavorable to Party A’s credit repayment due to consecutive or cumulative delayed payments in three periods, or if Party B is disqualified as a supplier (listed on the government procurement blacklist), fails to deliver timely, has unstable product quality, is in operational difficulties, or has significantly deteriorated financial conditions (insolvent), or if there are construction work stoppages;

10.1.7 If Party B’s financial indicators fail to continuously meet the requirements set forth in this agreement/specific business text; or if any precondition for Party A to provide credit/funding to Party B under this agreement/specific business text (if any) is not continuously met;

10.1.8 If Party B withdraws loans in a “fragmented” manner to evade Party A’s requirement to use the loan funds for external payments;

10.1.9 If Party B fails to diligently fulfill/satisfy its declarations and guarantees regarding the management of ESG risks under this agreement, or is penalized by relevant regulatory agencies due to poor management of ESG risks, or faces strong public and/or media scrutiny, or if other default events related to ESG risk management occur, including violations by Party B and its affiliates, main contractors, and suppliers regarding ESG agreements with their respective creditors;

10.1.10 If Party B uses related-party transactions to harm or evade Party A’s or China Merchants Bank’s other institutional creditors’ rights, it shall be considered a default. Related-party transactions refer to transactions between related parties involving the transfer of resources or obligations, regardless of whether any payment is made.

10.1.11 Any other situations deemed harmful to Party A’s legitimate rights and interests.

10.2 If a guarantor experiences any of the following situations, Party A believes it may affect the guarantor’s ability to provide guarantees, and may require the guarantor to eliminate the resulting adverse effects, or may require Party B to increase or replace guarantee conditions, and if the guarantor or Party B does not cooperate, it shall be considered a default:

10.2.1 Similar to the situations described in Section 6.2.6 of this agreement occur, or if the situation described in Section 6.2.8 occurs without obtaining Party A’s consent;

10.2.2 If the actual ability to bear guarantee responsibility is concealed when issuing an irrevocable guarantee letter, or if authorization from the competent authority is not obtained;

10.2.3 If the registration, annual business report procedures, and/or extension procedures are not timely completed;

10.2.4 Neglecting to manage and recover overdue debts, or disposing of existing major assets in a gratuitous or otherwise inappropriate manner;

10.2.5 Violating any obligations, commitments, or declarations in the signed irrevocable guarantee letter.

10.3 If a mortgagor (or pledgor) experiences any of the following situations, Party A believes it may cause the mortgage (or pledge) to be ineffective or the mortgaged (or pledged) property to be undervalued, and may require the mortgagor (or pledgor) to eliminate the resulting adverse effects, or may require Party B to increase or replace guarantee conditions, and if the mortgagor (or pledgor) or Party B does not cooperate, it shall be considered a default:

10.3.1 If there is no ownership or disposition rights over the mortgaged (or pledged) property, or if ownership is disputed;

10.3.2 If the mortgage/pledge registration procedures are not properly completed, or if there are situations such as being rented out, establishing residential rights, being seized, detained, or subjected to supervision, or if there are prior claims (including but not limited to priority rights over construction payments, priority rights over movable property sales, etc.), and/or concealing such occurrences;

10.3.3 If the mortgagor, without Party A’s written consent, transfers, rents, establishes residential rights, re-mortgages, or disposes of the mortgaged property in any inappropriate manner, or if it has Party A’s written consent but the proceeds from the disposition of the mortgaged property are not used to repay the debts owed by Party B to Party A as required;

10.3.4 If the mortgagor fails to properly safeguard, maintain, and repair the mortgaged property, resulting in a significant depreciation of its value; or if the mortgagor’s actions directly jeopardize the mortgaged property, leading to a decrease in value; or if the mortgagor does not insure/renew insurance on the mortgaged property as required by Party A during the mortgage period;

10.3.5 If the mortgaged property has been or may be included in government demolition or expropriation categories, and the mortgagor fails to immediately notify Party A and fulfill related obligations as per the mortgage contract;

10.3.6 If the mortgagor uses its mortgaged property in China Merchants Bank to provide excess value mortgage guarantees under this agreement, and before Party B repays the credit under this agreement, the mortgagor settles its personal mortgage loan in advance without Party A’s consent;

10.3.7 If the pledgor uses financial products as collateral and the source of funds for the purchase of the financial products is illegal/compliant;

10.3.8 If there are other matters that may affect the value of the mortgaged (pledged) property or affect Party A’s mortgage (pledge) rights;

10.3.9 If the mortgagor (or pledgor) violates any obligations, commitments, or declarations in the signed mortgage/pledge contract.

10.4 If the mortgagor (or pledgor) has money laundering or sanctions compliance risks that may harm Party A’s interests.

10.5 If this agreement includes the pledge of accounts receivable, if the debtor of the accounts receivable experiences significant deterioration in operations, transfers assets/escapes funds to evade debts, colludes with the pledgor to alter payment routes resulting in accounts receivable payments not entering the designated collection account, loses business reputation, loses or may lose performance ability or other significant matters affecting its debt repayment ability, Party A has the right to require Party B to provide corresponding guarantees or provide new valid accounts receivable for pledge; if Party B fails to provide, it shall be deemed a default.

10.6 Once any of the above-mentioned default events occur, Party A has the right to take the following measures separately or simultaneously:

10.6.1 Reduce the credit limit under this agreement or stop the use of the remaining credit limit;

10.6.2 Demand early repayment of principal, interest, and related fees of the loans already disbursed within the credit limit;

10.6.3 For any bills of exchange accepted by Party A or letters of credit, guarantees, or delivery guarantees opened (including entrusted re-opening) during the credit period, regardless of whether Party A has advanced payment, Party A may require Party B to increase the guarantee amount, or transfer Party B’s deposits in other accounts opened by Party A to its guarantee account as a guarantee for future advances made by Party A to Party B, or deposit the corresponding amount with a third party as a guarantee for future advances made by Party A;

10.6.4 For the accounts receivable debts that Party A has acquired from Party B under factoring business and that have not been repaid, Party A has the right to require Party B to immediately fulfill its repurchase obligations and take other recovery measures as per the specific business text; for the accounts receivable debts that Party A has acquired against Party B under factoring business, Party A has the right to immediately demand payment from Party B;

10.6.5 Party A may also directly require Party B to provide other assets acceptable to Party A as new guarantees; if Party B fails to provide the new guarantees as required, it shall bear a penalty equivalent to 30% of the credit limit amount under this agreement;

10.6.6 Directly freeze/deduct deposits in any settlement account and/or other accounts opened by Party B at China Merchants Bank, stop opening new settlement accounts for Party B, and suspend any new credit cards issued to Party B’s legal representative;

10.6.7 Report Party B’s default and dishonesty information to credit reporting agencies and the banking industry association, and has the right to share such information among banking institutions or even publicly disclose it;

10.6.8 Dispose of the mortgaged (pledged) property in accordance with the provisions of the guarantee documents and/or seek recovery from the guarantor;

10.6.9 For working capital loans under this credit, change the conditions for entrusted payment of loan funds or cancel Party B’s use of loans in a “self-payment” manner;

10.6.10 Pursue recourse according to the provisions of this agreement.

10.7 For any funds recovered by Party A from the above recourse, repayments shall be made in the order of actual maturity date from last to first. The specific repayment order for each credit shall be as follows: fees, penalties, compound interest, late fees, interest, and finally the principal of the credit until all principal, interest, and related fees are repaid.

Party A has the right to unilaterally adjust the above repayment order, unless otherwise required by laws and regulations.

11. Changes and Supplements to the Agreement

This agreement may be changed through a written agreement reached by mutual consent of Party A and Party B. Prior to reaching a written agreement, this agreement remains valid. Neither party may unilaterally change this agreement without consent.

Any written supplementary agreements regarding matters not specified in this agreement, changes, or specific business texts under this agreement reached by mutual consent of Party A and Party B shall constitute an inseparable part of this agreement.

12. Other Matters

12.1 During the validity of this agreement, any leniency, grace, or delay exercised by Party A regarding any breach or delay by Party B in fulfilling any obligations under this agreement shall not impair, affect, or limit any rights and interests that Party A enjoys as a creditor under relevant laws and this agreement. Such leniency shall not be deemed as Party A’s permission or approval of any breach of this agreement, nor shall it be considered as a waiver of Party A’s right to take action against any existing or future breaches.

12.2 If this agreement becomes legally invalid for any reason, or if any part of the terms is invalid, Party B shall still be responsible for repaying all debts owed to Party A under this agreement. In such cases, Party A has the right to terminate the execution of this agreement and may immediately demand repayment of all debts owed by Party B under this agreement. If changes in applicable laws or policy requirements result in additional costs for Party A to fulfill its obligations under this agreement, Party B shall compensate Party A for such additional costs as required.

12.3 Any notifications, requests, or other documents related to this agreement from Party A and Party B shall be sent in written form (including but not limited to letters, faxes, emails, electronic platforms like China Merchants Bank corporate online banking/app, mobile SMS, or WeChat). Party B confirms the following addresses and delivery methods for document delivery:

12.3.1 Party B confirms and agrees that the addresses stored on Party B’s China Merchants Bank corporate online banking/app or the contact address, email, fax number, mobile number, or WeChat number specified in this agreement may serve as the delivery addresses for notifications, requests, or other documents related to this agreement.

12.3.2 Party B confirms and agrees that deliveries made by special personnel (including but not limited to lawyers/notaries, express delivery, etc.) shall be deemed delivered upon receipt (if refused, deemed delivered on the date of refusal/return or seven days after mailing, whichever is earlier); postal letters shall be deemed delivered seven days after mailing; for deliveries via fax, email, China Merchants Bank corporate online banking/app announcements/notifications, mobile SMS, or WeChat, the date shown as successfully sent in Party A’s corresponding system/electronic device shall be deemed the delivery date. Notifications regarding debt transfer or collection matters made by Party A through public media shall be deemed delivered from the announcement date.

12.3.3 If Party B changes its contact address, email, fax number, mobile number, or WeChat number, Party B must notify Party A of the changed information in writing within five working days from the date of change; otherwise, Party A has the right to deliver according to Party B’s original contact information. Party B shall bear any losses incurred as a result and shall not affect the legality of the delivery.

12.3.4 Judicial/arbitration documents sent by the court/arbitration institution or notary agency to the delivery address specified in this agreement shall be deemed valid delivery (specific delivery standards shall be executed in accordance with the preceding provisions). Party B further agrees that the court may deliver judicial documents to Party B via electronic means through the China Judgment Document Website or the National Unified Delivery Platform; judicial documents delivered electronically by the court shall be deemed delivered on the date shown as successfully sent on these platforms.

12.3.5 The delivery addresses and methods specified in this section apply throughout the performance of the agreement, during dispute resolution, arbitration, court proceedings (first instance, second instance, retrial), and enforcement stages.

12.4 Both parties agree that for all business application forms related to trade financing, Party B’s reserved seal with Party A shall be sufficient, and both parties recognize the validity of such seals.

12.5 Both parties agree that any credit business applications or business documents submitted by Party B through Party A’s electronic platform (including but not limited to corporate banking/app) with an electronic signature generated by a digital certificate shall be considered Party B’s valid signature, representing Party B’s true intention. Party A has the right to prepare relevant business documents based on the online application information, and Party B acknowledges their authenticity, accuracy, and legality and is bound by them.

12.6 To facilitate business operations, any operations related to transactions handled by Party A (including but not limited to accepting applications, document review, disbursement, transaction confirmation, deductions, inquiries, receipt printing, collection, and payment deductions) may be processed by any branch of Party A, and documents generated, issued, or prepared by any branch of Party A shall be deemed actions of Party A and bind Party B.

12.7 The annexes to this agreement constitute inseparable parts of this agreement and automatically apply to the corresponding specific businesses that occur between the parties.

12.8 Cost Allocation

☐ 12.8.1 If this agreement involves Party B purchasing accident insurance with Party A as the primary beneficiary, the relevant insurance costs shall be allocated as follows (indicate with “√” to indicate applicability):

Please indicate your choice by marking “√” in the box:

☐ Party A bears.

☐ Both parties share according to the following ratio: Party A %, Party B %.

☐ 12.8.2 If this agreement involves the cost of mandatory enforcement notarization (excluding the fee for applying for the issuance of a mandatory enforcement certificate), the cost allocation shall be as follows (indicate with “√” to indicate applicability):

Please indicate your choice by marking “√” in the box:

☐ Party A bears.

☐ Both parties share according to the following ratio: Party A %, Party B %.

12.8.3 Other costs for services provided by third parties shall be borne by the commissioning party. If both parties act as commissioning parties, they shall each bear 50%.

12.8.4 In the event that Party B fails to repay the debts owed to Party A under this agreement on time, all costs incurred by Party A in realizing its creditor’s rights (including but not limited to lawyer fees, litigation fees, travel expenses, announcement fees, delivery fees, fees for applying for a mandatory enforcement certificate, etc.) shall be borne entirely by Party B, and Party B authorizes Party A to directly deduct the corresponding amounts from Party B’s bank accounts at Party A. If there is a shortfall, Party B guarantees to repay in full upon receiving Party A’s notice without requiring any proof from Party A.

12.9 Party B shall insure its core assets as required by Party A (indicate with “√” to indicate applicability):

☐ Insure and designate Party A as the primary beneficiary;

☐ Not sell or mortgage the assets designated by Party A before the credit debt is settled;

☐ Make the following restrictions on dividends to its shareholders until the credit debt is settled:

/

12.10 Party B shall ensure that its financial indicators during the credit period do not fall below the following requirements:

/

12.11 Party B also acknowledges the group credit business cooperation agreement signed between China Merchants Bank Shanghai Branch and Party B’s parent company/headquarters/controlling company / (fill in company name) with reference number / (fill in reference number), and agrees to be bound by the contents of this agreement, undertaking all obligations set for group subordinate units. Any violation shall be considered a breach of contract by Party B, and Party A has the right to take all breach remedy measures stipulated in this agreement.

12.12 In corporate finance and operational decisions, if one party has the ability to directly or indirectly control, jointly control, or exert significant influence over the other party, such party shall be deemed a related party as referred to in this agreement; if two or more parties are controlled by one party, they shall also be considered related parties, subject to Party A’s determination.

The term “significant stakeholders” in this agreement refers to Party B’s legal representative or head of the organization, authorized signatories, actual controllers, beneficial owners, significant investors, important debtors, controlled entities, etc., subject to Party A’s determination.

12.13 Other agreed matters:

12.13.1 Party B guarantees there are no cases of external guarantees for internal loans; if such cases arise, Party B shall promptly notify Party A, and Party A has the right to suspend the signing of new external guarantee internal loan contracts or handling new withdrawals; Party B guarantees that if there is a guarantee performance, the unpaid principal balance plus existing external liabilities shall not exceed Party B’s cross-border financing risk-weighted balance; any risks arising from exceeding the cross-border financing risk-weighted balance shall be borne by Party B.

/

13. Account Information

☑ 13.1 Special Loan Account (if applicable, mark “√” in the box)

All loan funds under this agreement must be disbursed and paid through the following account:

Account Name: Shanghai Supreme Technology Co., Ltd.

Account Number: ************

Bank: China Merchants Bank Co., Ltd. Shanghai Tianshan Branch

13.2 Fund Collection Account

13.2.1 Party A and Party B agree to designate the following account as Party B’s fund collection account:

Account Name: Shanghai Supreme Technology Co., Ltd.

Account Number: *****************

Bank: China Merchants Bank Co., Ltd. Shanghai Tianshan Branch

If the account information above differs from the borrowing note or the information recorded in Party A’s system, the borrowing note or the information in Party A’s system shall prevail.

13.2.2 Monitoring requirements for this account are as follows: /

Party A has the right to recall the loan early based on Party B’s fund collection situation, meaning when there is a collection of funds in this account, the loan corresponding to the amount of such collected funds may be deemed due early, and Party A has the right to directly deduct funds from this account to repay that portion of the loan.

13.3 Party B shall provide quarterly information regarding the inflows and outflows of the above account and cooperate with Party A in monitoring the relevant accounts and collection of funds.

14. Applicable Law and Dispute Resolution

14.1 The formation, interpretation, and dispute resolution of this agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong, Macau, and Taiwan), and the rights and interests of both parties shall be protected by the laws of the People’s Republic of China.

14.2 Any disputes arising between Party A and Party B during the performance of this agreement shall be resolved through negotiation. If negotiation fails, either party shall (choose one of the three options in the box):

☐ 14.2.1 Sue in the people’s court with jurisdiction in Party A’s location;

☑ 14.2.2 Sue in the people’s court with jurisdiction at the signing location of the agreement, which is Changning District, Shanghai;

☐ 14.2.3 Apply for arbitration at / (fill in specific arbitration institution name), with the arbitration location being /.

14.3 This agreement and each specific business document shall be subject to notarization to grant compulsory enforcement effect. Party A may directly apply to the competent people’s court for compulsory enforcement to recover debts owed by Party B under this agreement and each specific business document.

15. Effectiveness of the Agreement

This agreement shall take effect upon signature (or stamp) by the legal representatives/principal responsible persons or their authorized agents of both parties and the affixing of the company seal/special contract seal, and shall automatically expire on the later of the expiration of the credit period or the complete repayment of all debts owed by Party B to Party A under this agreement.

16. Supplementary Provisions

This agreement is made in five copies, with Party A, Party B, and each relevant party/each holding one copy, all having the same legal effect.

Annexes:

1.	Special Terms for Cross-Border Trade Financing Business

2.	Special Terms for Buyer/Import Factoring Business

3.	Special Terms for Order Loan Business

4.	Special Terms for Commercial Acceptance Bill Financing Business

5.	Special Terms for Derivative Trading Business

6.	Special Terms for Gold Leasing Business

Appendix 1

Special Terms for Cross-Border Trade Financing Business

1.	The cross-border linked trade financing business refers to the business applied by Party B to Party A based on the genuine cross-border trade background between foreign companies, provided in cooperation with Party A and the overseas institutions of China Merchants Bank (hereinafter referred to as the “Linkage Platform”).

2.	The specific varieties of cross-border linked trade financing business include: back-to-back letters of credit, entrusted opening of letters of credit, entrusted overseas financing, bill acceptance, overseas credit guarantees, and cross-border trade financing express. The specific meanings and business rules of each type of business shall be agreed upon in specific business documents.

3.	Under the back-to-back letter of credit, the master letter applied by Party B to Party A directly occupies the credit limit under this agreement. The discount or advance payment made by Party A in fulfilling its duties as the issuing bank under such master letter (whether or not it occurs within the credit period) and the corresponding interest and fees constitute the financing debt owed by Party B to Party A and are included in the scope of credit guarantees.

Under entrusted opening of letters of credit/entrusted overseas financing, Party A shall occupy the credit limit under this agreement by entrusting the Linkage Platform to accept the application for the opening of letters of credit/provide trade financing from foreign companies as per Party B’s application. The import collection discount or advance provided by Party A to Party B for the payment under import collection shall directly constitute the financing debt owed by Party B to Party A and shall be included in the scope of credit guarantees.

Under the bill acceptance, Party A shall directly occupy its credit limit under this agreement to provide payment guarantee for Party B’s accepted bills upon Party B’s application. If Party B fails to pay the bill on time and in full, Party A has the right to directly make advances for the guaranteed bills. Such advances (whether or not they occur within the credit period) and the relevant interest and fees shall be included in the scope of credit guarantees.

Under the overseas credit guarantee business, the letter of guarantee/standby letter of credit issued by Party A upon Party B’s application directly occupies the credit limit under this agreement. After the foreign company transfers the receivables under the letter of guarantee (excluding the right to claim compensation) to the Linkage Platform, when the Linkage Platform claims compensation from Party A according to the letter of guarantee/standby letter of credit, the advance made by Party A (whether or not it occurs within the credit period) and the relevant interest and fees directly constitute the financing debt owed by Party B to Party A and shall be included in the scope of credit guarantees.

Under the cross-border trade financing express business, after Party A approves the trade financing applied by Party B, the trade financing directly provided by the Linkage Platform shall occupy the credit limit under this agreement. If Party B fails to repay the trade financing amount on time and in full to the Linkage Platform, Party A has the right to repay it through discount or advance payment, and the relevant discount or advance payment (whether or not it occurs within the credit period) and the relevant interest and fees directly constitute the financing debt owed by Party B to Party A and shall be included in the scope of credit guarantees.

Appendix 2

Special Terms for Buyer/Import Factoring Business

1.	Definition Terms

1.1 Buyer/Import Factoring Business refers to Party A acting as the buyer/import factor, acquiring accounts receivable from Party B, whose debtor is the accounts receivable under the commercial contract, from the seller/export factor, and providing comprehensive factoring services including payment approval, accounts receivable collection, and management for the seller/export factor.

In the Buyer/Import Factoring Business, if Party B encounters buyer credit risk, Party A shall assume the responsibility of approving payment to the seller/export factor. If a dispute arises during the performance of the commercial contract, Party A has the right to reverse the assignment of the accounts receivable back to the seller/export factor.

1.2 Seller/Export Factor refers to the party that signs a factoring service agreement with the supplier/service provider (the accounts receivable creditor) under the commercial contract and acquires the accounts receivable held by the accounts receivable creditor. Party A may act simultaneously as both the buyer/import factor and the seller/export factor.

1.3 A dispute refers to the defenses, counterclaims, offsets, or similar actions raised by the accounts receivable creditor against Party A regarding related goods, services, invoices, or any other matters related to the commercial contract with Party B, as well as third-party claims for rights or requests for actions such as freezing or seizing the accounts receivable under this agreement. Any failure of the accounts receivable acquired by Party A, not due to buyer credit risk, to be fully or partially realized is considered a dispute.

1.4 Commercial Contract: refers to the transaction contract signed between Party B and the accounts receivable creditor, aimed at commodity trading and/or service trading, with credit sales as the settlement method.

1.5 Approved Payment/Guaranteed Payment refers to the payment that Party A, as the buyer/import factor, should make to the seller/export factor within a certain period after the accounts receivable become due, following the occurrence of buyer credit risk for Party B.

2.	At the request of Party B, Party A agrees to provide buyer/import factoring services within the credit limit, with the accounts receivable acquired from the seller/export factor deducted/occupied against the credit limit under the credit agreement.

The amounts paid by Party A in fulfilling the approved payment/guaranteed payment responsibilities, as well as related fees, shall be regarded as credit issued by Party A to Party B under the Credit Agreement, included in the scope of credit guarantees provided by Party B. Party A has the right to take various measures stipulated in the credit agreement to pursue the amounts of approved payment/guaranteed payment from Party B. As long as the seller/export factor (whether or not Party A) has assigned accounts receivable during the credit period, Party A still has the right to pursue Party B based on the provisions of the Credit Agreement and the commercial contract even if Party A performs the approved payment responsibility beyond the credit period.

3.	Buyer/Import Factoring Service Fees

The factoring service fee is the business management fee charged by Party A for providing buyer/import factoring services, calculated as a certain percentage of the accounts receivable amount at the time of transfer and delivery, with the specific fee rate reasonably determined by Party A according to its business rules.

4.	For disputes arising during the performance of the commercial contract, Party B waives the right to raise disputes. Therefore, regardless of any other provisions, once Party B fails to make external payments according to the commercial contract, it is deemed that Party B has encountered buyer credit risk, and Party A will proceed with the approved payment, which Party B will not contest.

Appendix 3

Special Terms for Order Loan Business

1.	The Order Loan Business refers to the loan business where Party A issues a loan to Party B for the purpose of performing the business contract (or project contract) signed between Party B and its downstream customers (the payers) for daily production and operations (or project execution), with the contract sales receipts (or project receipts) as the primary source of repayment.

2.	Party B shall open a special account for the sales receipts under the business contract (or project contract) at Party A. All sales under the business contract (or project contract) for which an order loan is applied must be directly credited to the special account. The account may not be utilized without Party A’s approval, nor may it be changed. Party B must notify the payers that this special account is the only account for sales receipts. Party A has the right to deduct funds from the special account to repay the principal, interest, penalties, and other related expenses of the order loan financing.

3.	When the following situations occur, Party A may immediately stop Party B’s use of the limit under the Credit Agreement and take default handling measures as stipulated in the Credit Agreement.

3.1 If Party B’s downstream customers experience three consecutive late payments, or if Party A reasonably judges that the financial condition of the downstream customers has deteriorated, which is detrimental to the protection of Party A’s creditor’s rights;

3.2 If Party B is disqualified as a supplier by downstream customers, or if Party B fails to deliver goods timely, provides unstable product quality, fails to construct according to the progress stipulated in the project contract without downstream customer approval, if Party B’s qualifications have been downgraded and no longer meet the requirements of the downstream customers, or if Party A reasonably judges that Party B is experiencing operational difficulties, deteriorating financial conditions, or if there are three consecutive months where the receipts from downstream customers are less than the total monthly repayment amount of each financing contract under this credit, or if the downstream customers fail to make installment payments as stipulated in the project contract for two consecutive periods.

Appendix 4

Special Terms for Commercial Acceptance Bill Discounting Business

1.	The Commercial Acceptance Bill Discounting Business refers to Party A providing discounting services for commercial acceptance bills accepted, endorsed, or guaranteed by Party B, allowing the holder of the bill to apply for discounting at any branch of China Merchants Bank (hereinafter referred to as “other discounting institutions”). The holder of the bill (hereinafter referred to as the “discount applicant”) can apply for discounting from Party A or other discounting institutions; all such discounting services will utilize the credit limit under this agreement.

Given that Party A’s provision of commercial acceptance bill discounting services is a prerequisite for other discounting institutions to accept the discount application from the holder, once the discounting has been completed by the other discounting institutions, they have the right to transfer the discounted bills to Party A, and Party A is obliged to accept the transfer, which Party B does not dispute.

2.	The commercial acceptance bills referred to in these terms include both paper commercial acceptance bills and electronic commercial acceptance bills (hereinafter referred to as “electronic commercial bills”); interest payment methods include buyer payment, seller payment, third-party payment, and agreement payment.

3.	Party B must open a margin account for commercial acceptance bills with Party A (the account number is determined by the system generated or recorded by Party A at the time of the margin deposit), and prior to the acceptance of each bill, Party B must deposit a certain amount of funds into the margin account according to Party A’s required proportion, as payment security for the commercial acceptance bills discounted by Party A or acquired from other discounting institutions.

If Party B is the acceptor of the commercial acceptance bill, Party B must deposit the full amount payable into the margin account opened with Party A before the maturity of each commercial acceptance bill for the payment at maturity.

4.	During the credit period, the discount applicant can directly apply to Party A for discounting the commercial acceptance bill accepted, endorsed, or guaranteed by Party B, or can apply to other discounting institutions for discounting. Party A or other discounting institutions have the right to conduct qualification reviews of the discount applicant and require Party B to conduct a review and confirmation, and to decide independently whether to proceed with the discounting.

After other discounting institutions complete the discounting, they have the right to endorse and transfer the discounted commercial acceptance bills to Party A according to China Merchants Bank’s relevant regulations. After Party A discounts or acquires the commercial acceptance bills from other discounting institutions, when the holder requests payment from Party B, Party B must unconditionally and promptly pay Party A the amount due on the bills.

5.	The opening, acceptance, guarantee, endorsement, discounting, etc., of each electronic commercial bill shall be based on the business information stored in the China Bill Trading System or the Electronic Commercial Bill System, or business records such as customer statements prepared or printed based on this information. The information retained in the China Bill Trading System or the Electronic Commercial Bill System and the resulting business records constitute part of this appendix and have the same legal effect as this appendix. Party B acknowledges their accuracy, authenticity, and legality.

6.	In the event of a dispute arising from the basic contract of the commercial acceptance bill that Party A has guaranteed, Party B shall resolve it independently with the relevant parties, and this does not exempt Party B from the obligation to timely and fully deposit the margin and bill amounts as stipulated in Article 3.

7.	If Party A has discounted the commercial acceptance bills accepted, endorsed, or guaranteed by Party B, and if the bill payer or Party B fails to pay the full amount before the maturity of the bill, Party A has the right to directly take recourse measures against Party B, including but not limited to deducting the payment from any accounts held by Party B at China Merchants Bank. If the amount insufficiently delivered by Party B and the insufficient balance in their accounts lead to Party A having to advance funds, Party A shall charge Party B a penalty interest of 0.05% per day on the amount advanced in accordance with the relevant provisions of the Payment Settlement Measures.

Appendix 5

Special Terms for Derivative Trading Business

1.	For derivative product transactions accepted by Party A based on Party B’s application, a certain percentage of the transaction’s nominal principal/transaction amount may occupy the credit limit. Alternatively, when there are floating losses in derivative product transactions, Party A may, according to specific agreements between the two parties, increase the usage of Party B’s credit limit (the specific amount of credit limit occupied for each transaction will be determined by Party A based on the type of transaction, duration, risk level, and the risk coefficient corresponding to the business associated with the deducted credit limit). The actual amount of the occupied credit limit will be subject to the records in the credit limit occupation notice issued by Party A and/or the transaction confirmation documents.

2.	Any derivative transactions with a remaining balance or losses during the credit period, regardless of whether the transaction date falls within the credit period, will occupy the credit limit according to the provisions of the previous clause.

Appendix 6

Special Terms for Gold Leasing Business

1.	“Gold leasing” refers to the business where Party A leases physical gold to Party B, who returns an equivalent amount of gold with the same quality and attributes upon expiration and pays the leasing fee to Party A in RMB on schedule.

2.	Party A may, based on Party B’s application, conduct gold leasing business within the credit period and credit limit. The value of the physical gold leased by Party A will occupy the credit limit according to the agreement specified in the signed gold leasing contract, constituting a debt owed by Party B to Party A.

Party B declares:

All terms of this agreement have been fully negotiated between the parties. Party B has paid special attention to clauses that exempt or reduce Party A’s liability, which have significant implications for Party B. Party A has provided explanations for the aforementioned clauses at Party B’s request. Party B fully and accurately understands these clauses. The parties signing this agreement have a complete and consistent understanding of its terms.

(No further text below)

(Below is the signing section of the Credit Agreement numbered 121XY240625T000133)

Party A: China Merchants Bank Co., Ltd. Shanghai Branch (Bank Seal)

Main Responsible Person or Authorized Agent (Signature/Seal)

[Company Seal Affixed Here]

Contact Address: 1088 Lujiazui Ring Road, Pudong New District, Shanghai

Unit Email: ************

Unit Fax Number: /

Contact Person Mobile Number: Zhentao Zhang *********

Unit WeChat ID: /

Party B: Shanghai Supreme Technology Co., Ltd. (Seal)

Legal Representative/Main Responsible Person or Authorized Agent (Signature/Seal):

[Company Seal Affixed Here]

/s/ Xiaozhong Lin

Contact Address: ***********

Unit Email: ***********

Unit Fax Number: /

Contact Person Mobile Number: Xiaozhong Lin *********

Unit WeChat ID: /

Signing Date: June 26, 2024